For Immediate Release

                    NEW WORLD ADOPTS STOCKHOLDER RIGHTS PLAN
         EATONTOWN, NJ--6/11/99-- New World Coffee-Manhattan Bagel Inc.
           (NASDAQ: NWCI) today announced that its Board of Directors has adopted a Stockholder Rights Plan.

     Under the plan, the Board declared a dividend distribution of one Right on each outstanding share of New World's Common Stock, as well as on each share later issued. Each Right will allow shareholders to buy one one-hundredth of a share of a newly created series of New World Preferred Stock at an exercise price of $10.00.

     The Rights become exercisable if an individual or group acquires 15% or more of New World Common Stock, or if an individual or group announces a tender offer for 15% or more of the Company's Common Stock. New World's Board can redeem the Rights at $0.001 per Right at any time before any person acquires 15% or more of the outstanding Common Stock.

     In the event an individual ("the Acquiring Person") acquires 15% or more of the outstanding Common Stock, each Right will entitle its holder to purchase, at the Right's exercise price, one one-hundredth of a share of Preferred Stock--which is convertible into Common Stock at one-half of the then value of the Common Stock--or to purchase such Common Stock directly if there are a sufficient number of shares of Common Stock authorized.

     Rights held by the Acquiring Person are void and will not be exercisable to purchase shares at the bargain purchase price. If New World is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     The dividend distribution is deemed made on June 7, 1999 to shareholders of record on that date. The Rights will expire in 10 years.

     The Company noted that the plan was not adopted as a response to any specific effort to acquire the Company. Rather, the Board's action was intended to ensure that all New World stockholders receive fair treatment in the event of a proposed acquisition, while protecting against open market accumulations, partial tender offers, and other measures designed to assume control of the Company without paying all the stockholders a fair price.

     In addition, the Company noted that, based on the most recent available data, over 2,000 publicly owned companies across the United States have taken similar steps to protect the rights of their shareholders. Analysts estimate that the ranks of companies adopting such provisions include more than 60% of Standard and Poors-listed companies and over 50% of the Fortune 100 companies.

     New World Coffee-Manhattan Bagel Inc. currently franchises, licenses or owns stores in 18 states, Washington, D.C., and internationally. The Company is vertically integrated in bagel dough and cream cheese manufacturing, and coffee roasting, with plants in New Jersey, California and Connecticut.

     Press Contacts: At New World Coffee-Manhattan Bagel, Ramin Kamfar, (732) 544-0155, ext. 108, ramink@bgls.com, or Bill Parness, Parness & Associates Public Relations, (732) 290-0121, bparnes@netlabs.net web site: http://www.nwcb.com